Exhibit 16.1

KPMG LLP
Aon Center Suite 5500
200 East Randolph Drive Chicago, IL 60601-6436

March 9, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Coeur Mining, Inc. and its subsidiaries (the "Company") and, under the date of February 10, 2016, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014, and the effectiveness of internal control over financial reporting as of December 31, 2015. On March 8, 2016, we were dismissed. We have read the Company's statements included under Item 4.01 of its Form 8-K dated March 9, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the following: (1) the statement in the first paragraph that the Company conducted a competitive process to determine the Company's independent registered public accounting firm, (2) the statement in the first paragraph that the Company's audit committee approved the change in auditors, and (3) the statements in the fourth and fifth paragraphs.
Very truly yours,

/s/ KPMG LLP

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative ("KPMG International"), a Swiss entity.